Bravo Brio Restaurant Group, Inc. Reports First Quarter Financial Results
Company Reiterates Full Year 2014 Outlook

Columbus, Ohio - April 29, 2014 - Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG) (the Company) owner and operator of the BRAVO! Cucina Italiana (BRAVO!) and BRIO Tuscan Grille (BRIO) restaurant concepts, today reported financial results for the 13 week period ended March 30, 2014. The Company also reiterated its outlook for the full year 2014.

Selected First Quarter 2014 Highlights Compared to the First Quarter 2013:

▪	Revenues decreased 0.4% to $102.6 million from $103.1 million.

▪
Total comparable restaurant sales decreased 4.8% due primarily to weather conditions across the Midwest, Northeast and Mid Atlantic regions affecting the majority of restaurants in the comparable base.

▪	Comparable restaurant sales decreased 5.5% at BRAVO! and 4.4% at BRIO.

▪	Restaurant-level operating profit decreased 7.3% to $15.3 million from $16.6 million.

▪	Net income was $2.9 million, or $0.14 per diluted share, compared to net income of $3.4 million, or $0.17 per diluted share.

Saed Mohseni, Chief Executive Officer and President, said, “We were pleased with the level of execution and operating efficiency exhibited by our restaurant operating teams despite one of the harshest winters in recent memory. With the onset of spring and warmer temperatures, we seek to build momentum for our business by executing across several different fronts. Specifically, we are expanding our popular lighter-fare offering, rolled out a new bar program with tiered price points, and debuted a weekend brunch menu that offers more flavor, value and variety. Our determination to have BBRG recognized as the leader in the upscale affordable segment for Italian dining is unrelenting and we believe that the steps we are taking will help us achieve this goal.”

Mohseni continued, “We repurchased approximately $4.0 million of our common stock during the first quarter and more than $13 million since our repurchase program was instituted in late 2012. We view our share repurchase program as a tangible step to enhance shareholder value concurrent with our ongoing efforts to improve sales and profitability.”

Mohseni concluded, “Our 2014 development plan consists of six new restaurants that will all be financed through internally-generated capital. We will begin with a BRAVO! opening in Charlotte, North Carolina in the second quarter while the remaining three BRAVO!s and two BRIOs will open in the back half of the year.”

First Quarter 2014 Financial Results

Revenues decreased $0.5 million, or 0.4%, to $102.6 million in the first quarter of 2014, from $103.1 million in the first quarter of 2013. The decrease in revenues was primarily due to a comparable restaurant sales decrease of 4.8% that was only partially offset by an additional 49 operating weeks compared to the first quarter last year. The comparable restaurant sales decrease consisted of a 7.7% decrease in guest counts partially offset by a 2.9% increase in average check.

Total restaurant operating costs, which includes costs of sales, labor costs, operating costs and occupancy costs, increased $0.8 million, or 0.9%, to $87.3 million in the first quarter of 2014, from $86.5 million in the first quarter of 2013. Total restaurant-level operating profit decreased $1.3 million, or 7.3%, to $15.3 million from $16.6 million in the same period last year. As a percentage of revenues, total restaurant-level operating profit decreased to 15.0% in the first quarter of 2014 from 16.1% in the first quarter of 2013, which was primarily attributable to the deleveraging impact of the comparable sales decrease.

Net income in the first quarter of 2014 was $2.9 million, or $0.14 per diluted share, compared to net income of $3.4 million, or $0.17 per diluted share, in the same period last year.

First Quarter 2013 Brand Operating Highlights

Comparable restaurant sales decreased 5.5% at BRAVO! and 4.4% at BRIO. Average weekly sales for BRAVO! and BRIO were $62,500 and $86,000, respectively.

As of March 30, 2014, the Company operated 46 BRAVO!, 60 BRIO, and one Bon Vie restaurant across 33 states. Included in this total is one BRIO restaurant that is operated under a management agreement.

2014 Outlook

The Company is reiterating the following outlook for the 52-week period ending December 28, 2014:

▪	Revenues of $420 million to $430 million.

▪	Total comparable restaurant sales of approximately minus 2.0% to positive 1.0%.

▪	Development of six restaurants (four BRAVO! and two BRIO).

▪	Pre-opening costs of $3.5 to $4.0 million.

▪	Diluted earnings per share of $0.78 to $0.84.

▪	Capital expenditures of $22 million to $24 million.

▪	Diluted share count of approximately 20.2 million.

▪	Estimated annual tax rate of approximately 28%.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss first quarter 2014 financial results results today at 5:00 PM ET. Hosting the call will be Saed Mohseni, Chief Executive Officer, Jim O'Connor, Chief Financial Officer, and Brian O'Malley, Chief Operating Officer.

The conference call can be accessed live over the phone by dialing (877) 741-4240, or for international callers (719) 325-4806. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 7937525. The replay will be available until Tuesday, May 6, 2014.

The call will also be webcast live from and later archived on the Company's investor relations website at http://investors.bbrg.com in the ‘Calendar of Events’ section.

About Bravo Brio Restaurant Group, Inc.

Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG's brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.

Forward-Looking Statements

Some of the statements in this release contain forward-looking statements, which involve risks and uncertainties. These statements relate to future events or Bravo Brio Restaurant Group, Inc.'s future financial performance. The Company has attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 3, 2014.

Although Bravo Brio Restaurant Group, Inc. believes that the expectations reflected in the forward-looking statements are reasonable based on its current knowledge of the business and operations, it cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change.

Contacts:
Investor Relations
Don Duffy / Raphael Gross
(203) 682-8200

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THIRTEEN WEEKS ENDED MARCH 30, 2014 AND MARCH 31, 2013
(in thousands except per share data)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	March 30, 2014		March 31, 2013
	(Unaudited)		(Unaudited)
Revenues	$102,648		$103,063
Costs and expenses
Cost of sales	26,510	25.8%	26,964	26.2%
Labor	36,564	35.6%	36,582	35.5%
Operating	16,813	16.4%	16,120	15.6%
Occupancy	7,414	7.2%	6,835	6.6%
General and administrative expenses	5,738	5.6%	5,859	5.7%
Restaurant preopening costs	348	0.3%	701	0.7%
Depreciation and amortization	5,010	4.9%	4,869	4.7%
Total costs and expenses	98,397	95.9%	97,930	95.0%
Income from operations	4,251	4.1%	5,133	5.0%
Interest expense, net	256	0.2%	317	0.3%
Income before income taxes	3,995	3.9%	4,816	4.7%
Income tax expense	1,118	1.1%	1,397	1.4%
Net income	$2,877	2.8%	$3,419	3.3%

Net income per basic share	$0.15		$0.17
Net income per diluted share	$0.14		$0.17
Weighted average shares outstanding-basic	19,314		19,606
Weighted average shares outstanding-diluted	20,165		20,476

Certain percentage amounts may not sum due to rounding.

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 30, 2014 AND DECEMBER 29, 2013
(Dollars in thousands)

	March 30, 2014	December 29, 2013
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$3,730	$7,640
Accounts receivable	6,281	8,181
Tenant improvement allowance receivable	348	1,386
Inventories	2,689	2,941
Deferred income taxes, net	2,811	2,625
Prepaid expenses and other current assets	5,006	5,434
Total current assets	20,865	28,207
Property and equipment — net	168,010	169,127
Deferred income taxes — net	52,627	53,381
Other assets — net	4,037	4,137
Total assets	$245,539	$254,852

Liabilities and stockholders’ equity
Current liabilities
Trade and construction payables	$9,750	$8,781
Accrued expenses	22,569	23,651
Current portion of long-term debt	3,296	2,082
Deferred lease incentives	7,600	7,021
Deferred gift card revenue	9,977	12,876
Total current liabilities	53,192	54,411
Deferred lease incentives	58,985	60,539
Long-term debt	7,877	13,611
Other long-term liabilities	22,539	22,515
Commitments and contingencies
Stockholders’ equity
Common shares, no par value per share— authorized 100,000,000 shares; 20,051,403 shares issued at March 30, 2014 and 19,991,927 shares issued at December 29, 2013	198,211	197,913
Preferred shares, no par value per share— authorized 5,000,000 shares; issued and outstanding, 0 shares at March 30, 2014 and December 29, 2013	—	—
Treasury shares, 894,432 shares at March 30, 2014; and 633,273 shares at December 29, 2013	(13,383)	(9,378)
Retained deficit	(81,882)	(84,759)
Total stockholders’ equity	102,946	103,776
Total liabilities and stockholders’ equity	$245,539	$254,852